UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

NETWORK CN INC.
-----------------------------------------------
(Name of Registrant as Specified In Its Charter)

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	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Network CN Inc.
Room 801A and 807B, 8/F, Tsim Sha Tsui Centre, 66 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong
Tel : 852 2833 2186                   Fax : 852 2295 6977

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
To Our Stockholders:

This Information Statement is first being mailed on or about May 6, 2015 to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”) of Network CN Inc., a Delaware corporation (the “Company”), as of the close of business on April 22, 2015 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to actions taken by written consent in lieu of a meeting, dated April 22, 2015 (the “Written Consent”) of the stockholders of the Company owning a majority of the outstanding shares of Common Stock of the Company (the “Majority Stockholders”) as of the Record Date. Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us,” or “our” are references to Network CN Inc..

The Written Consent:

1.
approved the amendment of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) to effect a one-for-fifteen reverse split of the Company's common stock, $0.001 par value (the “Reverse Split”) and to decrease the authorized number of shares of the Company’s common stock, $0.001 par value, from 400,000,000 shares to 26,666,667 shares.

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and is sufficient under the General Corporation Law of the State of Delaware (“DGCL”) and our Bylaws to approve the actions described herein. Accordingly, they are not presently being submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions described herein will not be implemented until a date at least 20 days after the date on which this Information Statement has been first mailed to the stockholders. The actions on Reverse Split, the decrease in authorized shares of Common Stock and the Certificate of Amendment by Written Consent will become effective when the Company files the Certificate of Amendment with the Delaware Secretary of State.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

By Order of the Board of Directors,

/s/ Earnest Leung
Earnest Leung
Chief Executive Officer

GENERAL INFORMATION

This Information Statement is being first mailed on or about May 6, 2015, to stockholders of the Company by the Board of Directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Stockholders.

Only one copy of this Information Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of such stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE MATTERS DESCRIBED HEREIN.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS
AND THE MAJORITY STOCKHOLDERS

Under the DGCL and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the filing of a Certificate of Amendment to effect the Reverse Split and the decrease in authorized shares of our Common Stock require the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock. Each Stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 116,628,217 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

On April 22, 2015, the Majority Stockholders unanimously adopted resolutions approving the filing of a Certificate of Amendment as set forth in Appendix A to effect the Reverse Split and the decrease in authorized shares of our Common Stock.

CONSENTING STOCKHOLDERS

On April 22, 2015, the Majority Stockholders being the record holders of 63,665,785 shares of our Common Stock, constituting approximately 54.6% of the issued and outstanding shares of our Common Stock, consented in writing to approve the filing of a Certificate of Amendment to effect the Reverse Split and the decrease in authorized shares of our Common Stock (together, the “Stockholder Actions”).

We are not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the foregoing Stockholder Actions. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by Written Consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the Stockholder Actions were taken by Written Consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, when permissible following the expiration of the 20-day period mandated by Rule 14c of the Exchange Act and the provisions of the DGCL, file the Certificate of Amendment effecting the Reverse Split and the decrease in authorized shares of our Common Stock with the Delaware Secretary of State’s Office. The Certificate of Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

DISSENTER’S RIGHTS

Under Delaware law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to the Stockholder Actions.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been our officer or director since January 1, 2010, or to our knowledge, any of their associates, has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon.  None of our directors opposed the actions to be taken by the Company.

OUR MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions held with respect to each Director and Executive Officer of the Company as of April 22, 2015.

Name	Age	Position	Director Since
Earnest Leung	58	Chief Executive Officer and Chairperson of the Board	2009
Shirley Cheng	36	Chief Financial Officer, Director and Corporate Secretary	2015
Wong Wing Kong	49	Director	2015
________
Remarks:

Each Director serves until our 2014 annual stockholders meeting and until their respective successors are duly elected and qualified or earlier resignation or removal.

Earnest Leung has served as the Company’s director since May 11, 2009, and as Chief Executive Officer and Chairperson of the Board of the Company since July 15, 2009. Dr. Leung has over 20 years’ experience in the investment banking industry.  Since November 2004, he has worked as a financial advisor and consultant in Hong Kong and currently serves as a director of Keywin Holdings Limited, an investment company, and of Statezone Ltd, a financial consulting company owned and controlled by Dr. Leung. From June 2009 to August 2011, he also served as a director and chief executive officer of China Boon Holdings Limited, which is listed on Hong Kong Main Board engaging in the distribution of consumer electronic products and home appliances as well as trading of scrap metals and leather and extending its business to cemetery business in 2009.  Prior to that, Dr. Leung served, from September 1994 to October 2004, as Senior Director and Head of Investment, Asia for American Express Bank.  Dr. Leung also held various senior investment positions with BNP Paribas Bank, New Zealand Insurance and Bank of America Trust. Dr. Leung holds an honorary doctor degree from International American University. Dr. Leung was appointed as a director because of his extensive knowledge of capital markets through his various senior positions in financial institutions and because of his in-depth business management experience.

Shirley Cheng has served as the Company’s Interim Chief Financial Officer and Corporate Secretary, since April 1, 2012. She has served as the Finance Manager of NCN Group Management Limited, the Company’s subsidiary, since March 2008. Prior to that, Ms. Cheng served from 2004 to 2008 as an auditor with PricewaterhouseCoopers, an international firm of certified public accountants. Ms. Cheng holds a Bachelor’s Degree in Business Administration with a major in Accountancy from the Hong Kong Baptist University and is an associate member of the Hong Kong Institute of Certified Public Accountants.

Wong Wing Kong aged 49 has over 20 years’ experience in the China Business and has worked as advisor to various China companies. Mr. Wong was appointed as a director because of his extensive knowledge of China Business through his various positions in China companies.

Identification of Certain Significant Employees

We have no employees who are not executive officers, but who are expected to make a significant contribution to our business.

Family Relationships

There are no family relationships between any directors or officers of the Company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1.
had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	been convicted in a criminal proceeding or is a named subject to a pending criminal (excluding traffic violations and other minor offenses);

3.
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

4.
been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity  Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission statements of ownership and changes in ownership. The same persons are required to furnish us with copies of all Section 16(a) forms they file. We believe that, during fiscal 2014, all of our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities complied with the applicable filing requirements.

In making these statements, we have relied upon examination of the copies of all Section 16(a) forms provided to us and the written representations of our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities.

CORPORATE GOVERNANCE

Our current corporate governance practices and policies are designed to promote stockholder value and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Board Leadership Structure

Our Board leadership structure is currently composed of combined Chairperson of the Board of Directors and Chief Executive Officer and the other members of our Board of Directors are non-executive members. The Board has three outstanding committees: (1) Audit Committee; (2) Remuneration Committee and (3) Nomination Committee. All these committees are composed of non-executive directors only.

Our Board of Directors has also determined a lead independent director is not necessary and has not appointed one at this time. In making these determinations, the Board of Directors considered the relative size of the Company, the size of the Board of Directors and the fact that all the other members of the Board of Directors are non-executive directors. The Board of Directors believes that Dr. Earnest Leung serves as both Chairperson of the board and Chief Executive Officer is in the best interest of the Company and its stockholders. Dr. Leung is the director most familiar with the PRC environment and our business, possess in-depth diverse business management experience, and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The current combined position of Chairperson and Chief Executive Officer promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans. The Board of Directors also believes that our overall corporate governance policies and practices adequately address any governance concerns raised by the dual chairperson and chief executive officer role.

Board Committees

Our board of directors currently has three standing committees which perform various duties on behalf of and report to the board of directors: (i) audit committee, (ii) remuneration committee and (iii) nominating committee. From time to time, the board of directors may establish other committees. Each of the three standing committees is comprised entirely of independent directors as follows:

Name of Director	Audit	Nominating	Remuneration
Wong Wing Kong	C	C	C
________
C = Chairperson
M = Member

The Board of Directors has adopted a written charter for each of these committees, copies of which can be found on our website at www.ncnmedia.com .

Audit Committee

Our board of directors established an Audit Committee in September 2007. Our Audit Committee currently consists of one member: Wong Wing Kong. The Company does not have a qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire. Mr. Wong Wing Kong serves as the chairperson of the Audit Committee.

The Audit Committee oversees our accounting, financial reporting and audit processes; appoints, determines the compensation of, and oversees, the independent auditors; pre-approves audit and non-audit services provided by the independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and practices and procedures used in preparing our financial statements; and reviews our internal controls.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors without members of management present on regularly basis to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope and fees for the audit services to be performed.

Remuneration Committee

Our board of directors established a Remuneration Committee in September 2007. Our Remuneration Committee consists of one member: Wong Wing Kong. Mr. Wong Wing Kong serves as the chairperson of the Remuneration Committee.

The Remuneration Committee (i) oversees and makes general recommendations to the Board of Directors regarding our compensation and benefits policies; (ii) oversees, evaluates and approves cash and stock compensation plans, policies and programs for our executive officers; and (iii) oversees and sets compensation for the Board of Directors. Our Chief Executive Officer may not be present at any meeting of our compensation committee during which his compensation is deliberated.

All the compensation packages for executive officers and directors including both employee directors and non-employee directors are recommended and proposed by the Remuneration Committee. In determining compensation for executive officers other than the Chief Executive Officer, the Remuneration Committee considers, among other things, the recommendations of the Chief Executive Officer. However, the full Board of Directors determines all such compensation packages.

The Remuneration Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a sub-committee of the Remuneration Committee consisting of one or more members of the Committee. The Remuneration Committee has no current intention to delegate any of its authority to any subcommittee. Also, the Remuneration Committee did not engage any compensation consultants in determining or recommending the amount or form of executive and director compensation in the past.

Nominating Committee

Our board of directors established a Nominating Committee in September 2007. Our Nominating Committee currently consists of one member: Wong Wing Kong. Mr. Wong Wing Kong serves as the chairperson of the Nominating Committee.

The Nominating Committee (i) considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; (ii) develops and recommends governance principles applicable to the Company; and (iii) oversees the evaluation of the Board of Directors and management from a corporate governance perspective.

Although our bylaws do not contain provisions which specifically address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our annual meeting of stockholders, the Nominating Committee will consider director candidates recommended by stockholders. In evaluating candidates submitted by stockholders, the Nominating Committee will consider (in addition to the criteria applicable to all director candidates described below) the needs of the Board and the qualifications of the candidate, and may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. In general, to have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

1.	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

2.
The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at Network CN Inc., Room 801A and 807B, 8/F, Tsim Sha Tsui Centre, 66 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong. For a candidate to be considered for nomination by the Nominating Committee at an annual meeting, a stockholder recommendation must be received not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

The Nominating Committee does not have any formal criteria for director nominees; however, it believes that director nominees should have certain minimum qualifications, including the highest personal and professional integrity and values, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Nominating Committee also considers an individual’s skills, character, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, develop our business and represent shareholder interests.

As described above, the Nominating Committee will consider candidates recommended by shareholders. It will also receive suggestions of candidates from current Board members, the Company’s executive officers or other sources, which may be either unsolicited or in response to requests from the Nominating Committee.

After a person has been identified by the Nominating Committee as a potential candidate, the Nominating Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. The Nominating Committee members may contact the person if the person should be considered further. Generally, the Nominating Committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate and members of the committee or other Board members. In certain instances, Nominating Committee members or other Board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, in the case of such a candidate the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

The Board’s Role in Risk Oversight

Our Board of Directors recognizes that, although risk management is a primary responsibility of the Company’s management, the Board plays a critical role in oversight of risk. The Board, in order to more specifically carry out this responsibility, has assigned certain task focusing on reviewing different areas including strategic, operational, financial and reporting, compensation, compliance, corporate governance and other risks to the relevant Board Committees as summarized above. Each Committee then reports to the full Board ensuring the Board’s full involvement in carrying out its responsibility for risk management.

Board Meetings and Committees; Annual Meeting Attendance

During fiscal year 2014, the Board of Directors held two (2) meetings and acted by written consent one (1) time. The number of meetings held by the three standing committees during fiscal 2014 was as follows:

Committee	No. of meetings
Audit Committee	1
Remuneration Committee	-
Nominating Committee	-

All of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which they served during fiscal 2014.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by submitting an email to info@ncnmedia.com or by writing to us at Network CN Inc., Attention: Investor Relations, Room 801A and 807B, 8/F, Tsim Sha Tsui Centre, 66 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong. Stockholders who would like their submission directed to a member of the Board of Directors may so specify. All communications will be reviewed by our Chief Executive Officer.

Code of Business Conduct and Ethics

A Code of Business Conduct and Ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules and regulations, (d) prompt reporting of violations of the code to an appropriate person and (e) accountability for adherence to the Code. We are not currently subject to any law, rule or regulation requiring that we adopt a Code of Business Conduct and Ethics. However, we have adopted a code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Such code of business conduct and ethics is filed as Exhibit 14.1 to our Form 10-K filed on April 15, 2015, and is also available on our corporate website at www.ncnmedia.com .

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of April 15, 2015, regarding the beneficial ownership of our common stock (a) by each stockholder who is known by the Company to own beneficially in excess of 5% of our outstanding common stock; (b) by each of the Company’s officers and directors; (c) and by the Company’s officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. Unless otherwise identified, the address of the directors and officers of the Company listed above is Room 801A and 807B, 8/F, Tsim Sha Tsui Centre, 66 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong.

Title of Class	Name and Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership (1)	Percent of Class (4)
Common Stock	Earnest Leung	CEO and Director	60,737,527 (2)	41.3
Common Stock	Shirley Cheng	CFO and director	-	-
Common Stock	Wong Wing Kong	Director	3,000,000	2.0
All Officers and Directors as a group (3 persons named above)			63,737,527
Common Stock	Keywin Holdings Limited (5) Room 801A and 807B, 8/F, Tsim Sha Tsui Centre, 66 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong	5% Security Holder	54,444,927 (3)	37.1
Common Stock	Sino Portfolio International Ltd(6) 3104 -7, 31/F, Central Plaza, 18 Harbour Road, Hong Kong	5% Security Holder	27,536,288	18.7
Common Stock	Godfrey Hui Room 801A and 807B, 8/F, Tsim Sha Tsui Centre, 66 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong	5% Security Holder	13,105,112	8.9

Total Shares Owned by Persons Named above			104,378,926
______
  * Less than 1%

(1)  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)  Includes 24,141,897 shares held by Keywin Holdings Limited of which Dr. Earnest Leung is the director and also an option for Keywin Holdings Limited to purchase an aggregate of 30,303,030 shares of the Company’s common stock, exercisable for an aggregate purchase price of $2,000,000 by January 1, 2016.

(3) Includes an option to purchase an aggregate of 30,303,030 shares of the Company’s common stock, exercisable for an aggregate purchase price of $2,000,000 by January, 2016.

(4)  A total of 116,628,217 shares of our common stock outstanding are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of April 15, 2015. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(5)  Dr. Earnest Leung, its sole director, and Ms Pui Chu Tang, its shareholder and Dr. Leung’s spouse, have voting and dispositive control over the shares held by Keywin Holdings Limited.

(6)  Ms Angela Chan, its sole director, and Mrs. Chen Yang Foo Oi, its shareholder, have voting and dispositive control over the shares held by Sino Portfolio International Ltd.

Changes in Control
There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, during our last two fiscal years, we have not entered into any material transactions or series of transactions that would be considered material in which any director or executive officer or beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any of the preceding persons, had a direct or indirect material interest:

In April 2009, in connection with debt restructuring, Statezone Ltd. of which Dr. Earnest Leung, the Company’s Chief Executive Officer and a Director (being appointed on July 15, 2009 and May 11, 2009 respectively) is the sole director, provided agency and financial advisory services to the Company. Accordingly, the Company paid an aggregate service fee of $350,000 of which $250,000 has been recorded as issuance costs for 1% Convertible Promissory Notes and $100,000 has been recorded as prepaid expenses and other current assets, net since April 2009. Such $100,000 is refundable unless Keywin Option is exercised and completed.

On January 1, 2010, the Company and Keywin, of which Dr. Earnest Leung is the director and his spouse is the sole shareholder, entered into the third Amendment, pursuant to which the Company agreed to further extend the exercise period for the Keywin Option under the Note Exchange and Option Agreement between the Company and Keywin, to purchase an aggregate of 24,562,837 shares of our common stock for an aggregate purchase price of $2,000,000, to an eighteen-month period ended on October 1, 2010, and provide the Company with the right to unilaterally terminate the exercise period upon 30 days’ written notice. On September 30, 2010 and June 1, 2011, the exercise period for the Keywin Option was extended to a twenty-seven-month period ended on June 30, 2011 and a thirty-three-month period ended on January 1, 2012 respectively. On December 30, 2011, the exercise period for the Keywin Option was further extended to a thirty-nine-month period ending on July 1, 2012. On June 28, 2012, the exercise period for the Keywin Option was further extended to a forty-five-month period ending on January 1, 2013. On December 28, 2012, the exercise period for the Keywin Option was further extended to a fifty-seven-month period ending on January 1, 2014. On December 31, 2013, the exercise period for the Keywin Option was further extended to a sixty-nine-month period ending on January 1, 2015. On December 12, 2014, the exercise period for the Keywin Option was further extended to a eighty-one-month period ending on January 1, 2016 and aggregate amount of shares amended to 30,303,030 shares.

During the year ended December 31, 2014, 2013 and 2012, the Company received an aggregate loans from Dr. Earnest Leung amounting to $nil, $13,250 and $117,948 and repaid loans of $85,244, $71,924 and $197,364 to Dr. Earnest Leung respectively. The amount is unsecured, bears no interest and repayable on demand. The maximum amount outstanding during the year ended December 31, 2014, 2013 and 2012 is 85,244, $143,918 and $341,282 respectively. As of December 31, 2014 and 2013, the Company recorded an amount of $nil and $85,244 payable to director respectively.

Related Party Transaction Policy

Our Company has adopted a written Related Party Transaction Policy, or the Policy, for the purpose of describing the procedures used to identify, review, approve and disclose, if necessary, any transaction in which (i) the Company is a participant and (ii) a related person has or will have a direct or indirect material interest.

Once a related party transaction in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related party transaction, the Audit Committee shall consider all relevant facts and circumstances, including the following factors:

●	the benefits to the Company of the transaction;
●	the nature of the related party’s interest in the transaction;
●	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders;
●	the potential impact of the transaction on a director’s independence; and
●	any other matters the Audit Committee deems appropriate.

No director may participate in any discussion, approval or ratification of a transaction in which he or she is a related person.

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION

On April 22, 2015, the Majority Stockholders unanimously adopted resolutions approving (1) the 1-for-15 Reverse Split of our issued and outstanding Common Stock, and (2) the decrease in the authorized number of shares of our Common Stock which will be effectuated in conjunction with the adoption of the Certificate of Amendment.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and the decrease in authorized shares will reduce our authorized shares of Common Stock from 400,000,000 to 26,666,667 shares. The Reverse Split and the decrease in authorized shares will become effective on the Effective Date which occurs when the Certificate of Amendment is filed with the Secretary of State of the State of Delaware following the expiration of the 20-day period mandated by Rule 14c of the Exchange Act.

On the Effective Date, 15 shares of Common Stock will automatically be combined and changed into one share of Common Stock. Any fractional shares of post-Reverse Split Common Stock will be rounded up to the nearest whole share. The table below sets forth, as of the Record Date, the number of issued and outstanding shares of Common Stock, the number of reserved shares of Common Stock and the number of authorized but unissued and unreserved shares of Common Stock, both before and after the proposed Reverse Split.

Capitalization Structure
	Capital Structure prior to Reverse Split	Capital Structure after Reverse Split
		(2)
	(As of Record Date)	(On Effective Date)
Issued and outstanding Common Stock	116,628,217	7,775,215

Reserved Common Stock (1)	85,798,357	5,719,890

Authorized but unissued and unreserved Common Stock	197,573,426	13,171,562

(1)
Represents 1,755,000 shares reserved under our Equity Incentive Plan, 30,303,030 shares reserved for issuance under options to purchase such shares held by Keywin Holdings Limited, and 53,740,327 shares issuable to the holders of our outstanding 1% convertible promissory notes.

(2)	This column shows the capitalization structure after Reverse Split except to the extent that the Reverse Split results in any fractional shares being rounded up to the nearest whole share.

Purposes for Reverse Split and Decrease in Authorized Shares and Effects on Common Stock

The Reverse Split and Decrease in Authorized Shares has been effected for the primary purpose of providing us with greater flexibility with respect to our capital structure for any future equity financings and stock based acquisitions.  As shown in the table above, the Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and the decrease in authorized shares will reduce our authorized shares of common stock from 400,000,000 to 26,666,667 shares.  Unless both the issued and outstanding and authorized shares are simultaneously reduced, the number of shares outstanding upon the issuance of additional shares to investors and the number of authorized shares available for issuance will be so great that the per share value of our stock will be very small. A low stock price can have the effect of reducing the liquidity of a corporation’s stock and our Board of Directors believes that it will not be in our best interests to have a very low per share stock price. Our Board of Directors hopes that the Reverse Split will result in a higher per share market price of our Common Stock. In addition, the brokerage commissions on the purchase or sale of stock with a relatively low per share price generally tend to represent a higher percentage of the sales price than the commission charges on a stock with a relatively high per share price. Our Board of Directors believes these issues are best addressed by increasing the value per share of our Common Stock, which we believe will occur as a result of the Reverse Split. However, there can be no assurance that the Reverse Split, if completed, will result in the intended benefits described above.

On the Effective Date, fifteen shares of Common Stock will automatically be combined and changed into one share of Common Stock. No additional action on our part or any stockholder will be required in order to effect the Reverse Split. Certificates that represent pre-Reverse Split shares will automatically, and without any action on the part of any person, represent approximately 20% of such pre-Reverse Split shares following the Effective Date. Any fractional shares of post-Reverse Split Common Stock will be rounded up to the nearest whole share.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Split and the decrease in authorized shares. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Common Stock. The number of stockholders will remain unchanged as a result of the Reverse Split.

No replacement certificates will be issued to stockholders in connection with the Reverse Split. The change will occur on the books of the Company’s transfer agent. The Company intends for the Reverse Split to treat stockholders holding the Company’s Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse Split for their beneficial holders by making the appropriate adjustment to the number of shares held in such accounts.

There are no arrears in dividends or defaults in principal or interest in respect to the securities which are to be exchanged.

Federal Income Tax Consequences of the Reverse Split

The combination of 15 shares of pre-Reverse Split Common Stock into one share of post-Reverse Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Split Common Stock will be transferred to the post-Reverse Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Accounting Matters of the Reverse Split

The par value per share of the Company’s Common Stock would remain unchanged after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Fairness of the Process

The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board of Directors concluded that the expense of these procedures was not reasonable in relation to the size of the transaction contemplated and concluded that the Board of Directors could adequately establish the fairness of the Reverse Split without such outside persons.

OTHER MATTERS

As of the date of this Information Statement, the Board of Directors knows of no other matters other than those described in this Information Statement that have been approved or considered by the holders of a majority of our issued and outstanding voting securities.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

Network CN Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information and a copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Earnest Leung
Earnest Leung, Chief Executive Officer
April 22,2015

EXHIBIT A

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF
NETWORK CN INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

NETWORK CN INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That the Amended and Restated Certificate if Incorporation of the Corporation is amended by replacing the entire content of the Article thereof numbered “FOURTH” with the following text:

“The total number of shares of stock which the corporation is authorized to issue is 31,666,667 shares, of which 26,666,667 shall be shares of common stock, par value $0.001 per share (the “Common Stock”) and 5,000,000 shares shall be shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The shares of Common Stock and Preferred Stock may be issued by the corporation from time to time as approved by the board of directors of the corporation without the approval of the stockholders, except as otherwise provided by applicable law. The powers, designations, preferences and relative, participating, optional and other rights of the Preferred Stock shall be provided for in a resolution or resolutions adopted by the board of directors of the corporation and set forth in a certificate of designations executed, acknowledged and filed as provided in Section 151(g) of the General Corporation Law of the State of Delaware, amending this Article Fourth.

Effective as of ____________, 2015, each fifteen (15) shares of the issued and outstanding Common Stock, $0.001 par value, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation.  This reverse split shall affect only issued and outstanding shares.  Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, in lieu thereof, a whole share.”

SECOND: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the joint written consent of all of the members of the Board of Directors of the Corporation and the holder of a majority of the Corporation’s issued and outstanding common stock pursuant to Sections 141(f) and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this [___] day of [_____], 2015.

By	/s/ Earnest Leung
Earnest Leung
Chief Executive Officer